                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13E-3
                        RULE 13E-3 TRANSACTION STATEMENT
           Under Section 13(e) of the Securities Exchange Act of 1934

                            UGLY DUCKLING CORPORATION
                                (Name of Issuer)

                            UGLY DUCKLING CORPORATION
                      (Name of Person(s) Filing Statement)

                     Common Stock, $.001 Par Value Per Share
                         (Title of Class of Securities)

                                   903512 10 1
                    (CUSIP Numbers of Classes of Securities)


                              Jon D. Ehlinger, Esq.
                          General Counsel And Secretary
                            Ugly Duckling Corporation
                          4020 East Indian School Road
                             Phoenix, Arizona 85018
                                 (602) 852-6637


       (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of Person(s) Filing Statement)

                                    Copy to:
                             Steven D. Pidgeon, Esq.
                              Snell & Wilmer L.L.P.
                               One Arizona Center
                           Phoenix, Arizona 85004-2202
                                 (602) 382-6252

         This statement is filed in connection with (check appropriate box):

         a. [ ]     The filing of solicitation materials or an information
                    statement subject to Regulation 14A (Sections
                    240.14a-1 through 240.14b-2), Regulation 14C (Sections
                    240.14c-1 through 240.14c-101) or Rule 13e-3(c) (Section
                    240.13e-3(c)) under the Securities Exchange Act of 1934 (the
                    "Act").
         b. [ ]     The filing of a registration statement under the Securities
                    Act of 1933.
         c. [x]     A tender offer.
         d. [ ]     None of the above.

         Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: [ ]

         Check the following box if the filing is a final amendment reporting the results of the transaction. [ ]

                            CALCULATION OF FILING FEE

--------------------------------------------------------------------------------
Transaction Valuation*                                    Amount of Filing Fee**
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      $16,845,160                                               $3,369.03
--------------------------------------------------------------------------------

* Estimated for purposes of calculating the amount of the filing fee only. This calculation assumes the purchase of 4,772,000 shares of common stock, par value $0.001 per share, of Ugly Duckling Corporation (the "Company"), at a purchase price of $3.53 per share, net to the seller in cash. Such number of shares represents 12,274,000 shares outstanding as of November 12, 2001 less the 7,502,000 shares already owned by UDC Acquisition Corp., UDC Holdings Corp., Ernest C. Garcia II, and Gregory B. Sullivan.

** The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, equals 1/50 of one percent of the value of this transaction.

[x] Check the box if any part of the fee is offset as provided by Rule
    0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:  $2,439.62   Filing Party:  Ernest C. Garcia II
Form of Registration No.:  SC TO-T   Date Filed:  November 26, 2001

Amount Previously Paid:  $929.41     Filing Party:  UDC Acquisition Corp., et al
Form of Registration No.:  SC TO-T   Date Filed:  December 13, 2001

                                EXPLANATORY NOTE

         This Transaction Statement on Schedule 13E-3 (this "Schedule 13E-3") is filed by Ugly Duckling Corporation, a Delaware corporation (the "Company"). The filing person is the subject company. This Schedule 13E-3 relates to the tender offer by UDC Acquisition Corp. (the "Purchaser"), a Delaware corporation and wholly owned subsidiary of UDC Holdings Corp., to purchase all of the outstanding shares of common stock, par value $0.001 per share (the "Shares"), of the Company at a purchase price of $3.53 per share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Amended and Restated Offer to Purchase dated December 13, 2001 (the "Amended and Restated Offer to Purchase") and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the "Offer"). UDC Holdings is a Delaware corporation wholly owned by Ernest C. Garcia II, the Chairman and majority stockholder of the Company, and Gregory B. Sullivan, the President and Chief Executive Officer of the Company.

         The information set forth in the Amended and Restated Offer to Purchase and the Solicitation / Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission (the "Commission") by the Company on December 7, 2001 and the amendments thereto filed by the Company with the Commission on December 10, 2001 and December 13, 2001, including all schedules and annexes thereto, is hereby expressly incorporated by reference in response to all items of this Schedule 13E-3.

         The audited financial statements of the Company as of and for the two fiscal years ended December 31, 1999 and December 31, 2000 are hereby expressly incorporated herein by reference to Item 8 of the Company's Annual Report on Form 10-K for the year ended December 31, 2000 which was filed with the Commission on April 17, 2001. The unaudited financial statements of the Company as of and for the quarter and nine months ended September 30, 2001 are hereby expressly incorporated herein by reference to Part I, Item 1 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 which was filed with the Commission on November 14, 2001.

         The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection and copying at the public reference facility maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information regarding the public reference facility may be obtained from the Commission by telephoning 1-800-SEC-0330. The Company's filings also are available to the public on the Commission's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the Commission's customary fees.

ITEM 16. EXHIBITS.


              EXHIBIT                                                 INCORPORATED BY REFERENCE TO

(a)(1)        Solicitation / Recommendation Statement on Schedule     Solicitation / Recommendation Statement on
              14D-9                                                   Schedule 14D-9 filed by the Company on
                                                                      December 7, 2001

(a)(2)        Letter to Stockholders dated December 7, 2001           Exhibit 1 to Solicitation / Recommendation
                                                                      Statement on Schedule 14D-9 filed by the
                                                                      Company on December 7, 2001

(a)(3)        Amendment No. 1 to Solicitation / Recommendation        Amendment No. 1 to Solicitation /
              Statement on Schedule 14D-9                             Recommendation Statement on Schedule 14D-9
                                                                      filed by the Company on December 10, 2001

(a)(4)        Amendment No. 2 to Solicitation / Recommendation        Amendment No. 2 to Solicitation /
              Statement on Schedule 14D-9                             Recommendation Statement on Schedule 14D-9
                                                                      filed by the Company on December 13, 2001

(a)(5)        Recommendation Letter to Stockholders dated December    Exhibit 8 to Amendment No. 2 to Solicitation /
              13, 2001                                                Recommendation Statement on Schedule 14D-9
                                                                      filed by the Company on December 13, 2001

(a)(6)        Schedule TO / 13E-3                                     Schedule TO / 13E-3 filed by Ernest C. Garcia
                                                                      II on November 26, 2001

(a)(7)        Offer to Purchase dated November 26, 2001               Exhibit (a)(1)(i) to Schedule TO / 13E-3 filed
                                                                      by Ernest C. Garcia II on November 26, 2001

(a)(8)        Letter of Transmittal with Substitute Form W-9          Exhibit (a)(1)(ii) to Schedule TO / 13E-3
                                                                      filed by Ernest C. Garcia II on November 26,
                                                                      2001

(a)(9)        Notice of Guaranteed Delivery                           Exhibit (a)(1)(iii) to Schedule TO / 13E-3
                                                                      filed by Ernest C. Garcia II on November 26,
                                                                      2001

(a)(10)       Letter to Brokers, Dealers, Commercial Banks, Trust     Exhibit (a)(5)(i) to Schedule TO / 13E-3 filed
              Companies and Other Nominees                            by Ernest C. Garcia II on November 26, 2001

(a)(11)       Letter to Clients for use by Brokers, Dealers,          Exhibit (a)(5)(ii) to Schedule TO / 13E-3
              Commercial Banks, Trust Companies and Other Nominees    filed by Ernest C. Garcia II on November 26,
                                                                      2001

              EXHIBIT                                                 INCORPORATED BY REFERENCE TO

(a)(12)       Form W-9 Guidelines                                     Exhibit (a)(5)(iii) to Schedule TO / 13E-3
                                                                      filed by Ernest C. Garcia II on November 26,
                                                                      2001

(a)(13)       Summary Advertisement as published in the Wall Street   Exhibit (a)(5)(iv) to Schedule TO / 13E-3
              Journal on November 26, 2001                            filed by Ernest C. Garcia II on November 26,
                                                                      2001

(a)(14)       Amendment No. 1 to Schedule TO / 13E-3                  Amendment No. 1 to Schedule TO / 13E-3 filed
                                                                      by Ernest C. Garcia II on December 4, 2001

(a)(15)       Amendment No. 2 to Schedule TO / 13E-3                  Amendment No. 2 to Schedule TO / 13E-3 filed
                                                                      by Ernest C. Garcia II on December 10, 2001

(a)(16)       Amendment No. 3 to Schedule TO / 13E-3                  Amendment No. 3 to Schedule TO / 13E-3 filed
                                                                      by the Purchaser on December 12, 2001

(a)(17)       Amendment No. 4 to Schedule TO / 13E-3                  Amendment No. 4 to Schedule TO / 13E-3 filed
                                                                      by the Purchaser on December 13, 2001

(a)(18)       Amended and Restated Offer to Purchase, dated           Exhibit (a)(1)(v) to Amendment No. 4 to the
              December 13, 2001                                       Schedule TO / 13E-3 filed by the Purchaser on
                                                                      December 13, 2001

(a)(19)       Amended and Restated Letter of Transmittal*

(a)(20)       Amended and Restated Notice of Guaranteed Delivery*

(a)(21)       Notice to Shareholders*

(a)(22)       Revised Letter to Brokers, Dealers, Commercial Banks,
              Trust Companies and other Nominees*

(a)(23)       Revised Letter to Clients for use by Brokers,
              Dealers, Commercial Banks, Trust Companies and other
              Nominees*

(a)(24)       Press Release dated December 4, 2001                    Exhibit 3 to Solicitation / Recommendation
                                                                      Statement on Schedule 14D-9 filed by the
                                                                      Company on December 7, 2001

              EXHIBIT                                                 INCORPORATED BY REFERENCE TO


(a)(25)       Press Release dated December 10, 2001                   Exhibit 5 to Amendment No. 1 to Solicitation /
                                                                      Recommendation Statement on Schedule 14D-9
                                                                      filed by the Company on December 10, 2001

(b)(1)        Business Loan Agreement, dated October 9, 2001, by      Exhibit 16(b)-1 to Amendment No. 1 to Schedule
              and among Ernest C. Garcia II, Elizabeth Joanne         13E-3 filed by Ernest C. Garcia II on October
              Garcia, Verde Investments, Inc. and Bank One Arizona,   31, 2001
              N.A.

(b)(2)        Form of Promissory Note by UDC Holdings Corp., in       Exhibit (b)(ii) to Amendment No. 4 to the
              favor of Verde Investments, Inc.                        Schedule TO / 13E-3 filed by the Purchaser on
                                                                      December 13, 2001

(c)(1)        U.S. Piper Jaffray Presentation Materials               Exhibit 6 to Amendment No. 2 to Solicitation /
              dated December 6, 2001                                  Recommendation Statement on Schedule 14D-9
                                                                      filed by the Company on December 13, 2001

(c)(2)        U.S. Bancorp Piper Jaffray Fairness Opinion             Exhibit 7 to Amendment No. 2 to Solicitation /
                                                                      Recommendation Statement on Schedule 14D-9
                                                                      filed by the Company on December 13, 2001

(d)(1)        "Proposal to be Voted On Item No. 2 - Issuance of       Proxy Statement filed by the Company on
              Warrants" from the Proxy Statement relating to the      November 13, 2001
              Company's 2001 Annual Meeting

(d)(2)        Stock Purchase Agreement, dated January 9, 2001, by     Exhibit 16(d)-1 of Schedule 13E-3 filed by
              and among Harris Associates, L.P., Ernest C. Garcia,    Ernest C. Garcia II on January 25, 2001.
              II and Cygnet Capital Corporation.

(d)(3)        Stock Purchase Agreement, dated January 9, 2001, by     Exhibit 16(d)-2 of Schedule 13E-3 filed by
              and among Harris Associates, L.P., Ernest C. Garcia,    Ernest C. Garcia II on January 25, 2001.
              II and Cygnet Capital Corporation.

(d)(4)        Loan Agreement, dated January 11, 2001, by and          Exhibit 16(d)-3 of Schedule 13E-3 filed by
              between Ugly Duckling Corporation and Verde             Ernest C. Garcia II on January 25, 2001.
              Investments, Inc.

(d)(5)        Form of Warrant Agreement, dated July 25, 2001, by      Exhibit 16(d)-4 of Schedule 13E-3 filed by
              and between Ugly Duckling Corporation and Verde         Ernest C. Garcia II on January 25, 2001.
              Investments, Inc.

              EXHIBIT                                                 INCORPORATED BY REFERENCE TO


(d)(6)        Consumer Pledge and Security Agreement, dated           Exhibit 16(d)-5 of Schedule 13E-3 filed by
              September 27, 1999, by and between Ernest C. Garcia,    Ernest C. Garcia II on January 25, 2001.
              II, Joanne E. Garcia and Bank One, Arizona, N.A.

(d)(7)        Stock Pledge Agreement, dated November 28, 2000, by     Exhibit 16(d)-6 of Schedule 13E-3 filed by
              and between Ernest C. Garcia II, Joanne E. Garcia,      Ernest C. Garcia II on January 25, 2001.
              Arbco Associates, L.P. and Kayne Anderson Capital
              Income Partners, L.P.

(d)(8)        Professional Account Agreement, dated April 12, 1999,   Exhibit 16(d)-7 of Schedule 13E-3 filed by
              by and between Verde and The Bear Stearns Companies,    Ernest C. Garcia II on January 25, 2001.
              Inc.

(d)(9)        Professional Account Agreement, dated August 20,        Exhibit 16(d)-8 of Schedule 13E-3 filed by
              1999, by and between Verde Reinsurance and The Bear     Ernest C. Garcia II on January 25, 2001.
              Stearns Companies, Inc.

(d)(10)       Non-Qualified Stock Option Agreement, dated March 2,    Exhibit 16(d)-9 of Schedule 13E-3 filed by
              1999, between Ernest C. Garcia II, and Ugly Duckling    Ernest C. Garcia II on January 25, 2001.
              Corporation.

(d)(11)       Letter Agreement, dated March 15, 2001, by and among    Exhibit 6 of Amendment No. 5 to Schedule 13D
              Ernest C. Garcia II, Elizabeth Joanne Garcia, Arbco     filed by Ernest C. Garcia on April 2, 2001
              Associates, L.P. and Kayne Anderson Non-Traditional
              Investments, L.P.

(d)(12)       Stock Pledge Agreement, dated March 15, 2001, by and    Exhibit 7 of Amendment No. 5 to Schedule 13D
              among Ernest C. Garcia II, Elizabeth Joanne Garcia,     filed by Ernest C. Garcia on April 2, 2001
              Arbco Associates, L.P. and Kayne Anderson
              Non-Traditional Investments, L.P.

(d)(13)       Memorandum of Understanding dated December 9, 2001      Exhibit (d)(xi) to Amendment No. 4 to the
                                                                      Schedule TO / 13E-3 filed by the Purchaser on
                                                                      December 13, 2001

(d)(14)       Agreement and Plan of Merger dated December 10, 2001    Exhibit 4 to Amendment No. 1 to Solicitation /
              by and among the Company, UDC Acquisition Corp., UDC    Recommendation Statement on Schedule 14D-9
              Holdings Corp., Ernest C. Garcia II and Gregory B.      filed by the Company on December 10, 2001
              Sullivan

              EXHIBIT                                                 INCORPORATED BY REFERENCE TO


(e)           Selected Sections of the Company's Proxy Statement      Exhibit 2 to Solicitation / Recommendation
              dated November 14, 2001                                 Statement on Schedule 14D-9 filed by the
                                                                      Company on December 7, 2001

(f)           Section 262 of the Delaware General Corporation Law     Appendix B to the Amended and Restated Offer
                                                                      to Purchase dated December 13, 2001
(g)           None.

(h)           None.


* To be filed by amendment.

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                                     UGLY DUCKLING CORPORATION, a
                                     Delaware corporation


                                     By:/s/ Jon D. Ehlinger
                                        ----------------------------------------
                                         Jon D. Ehlinger
                                         General Counsel and Secretary

Dated: December 13, 2001

              EXHIBIT                                                 INCORPORATED BY REFERENCE TO

(a)(1)        Solicitation / Recommendation Statement on Schedule     Solicitation / Recommendation Statement on
              14D-9                                                   Schedule 14D-9 filed by the Company on
                                                                      December 7, 2001

(a)(2)        Letter to Stockholders dated December 7, 2001           Exhibit 1 to Solicitation / Recommendation
                                                                      Statement on Schedule 14D-9 filed by the
                                                                      Company on December 7, 2001

(a)(3)        Amendment No. 1 to Solicitation / Recommendation        Amendment No. 1 to Solicitation /
              Statement on Schedule 14D-9                             Recommendation Statement on Schedule 14D-9
                                                                      filed by the Company on December 10, 2001

(a)(4)        Amendment No. 2 to Solicitation / Recommendation        Amendment No. 2 to Solicitation /
              Statement on Schedule 14D-9                             Recommendation Statement on Schedule 14D-9
                                                                      filed by the Company on December 13, 2001

(a)(5)        Recommendation Letter to Stockholders dated December    Exhibit 8 to Amendment No. 2 to Solicitation /
              13, 2001                                                Recommendation Statement on Schedule 14D-9
                                                                      filed by the Company on December 13, 2001

(a)(6)        Schedule TO / 13E-3                                     Schedule TO / 13E-3 filed by Ernest C. Garcia
                                                                      II on November 26, 2001

(a)(7)        Offer to Purchase dated November 26, 2001               Exhibit (a)(1)(i) to Schedule TO / 13E-3 filed
                                                                      by Ernest C. Garcia II on November 26, 2001

(a)(8)        Letter of Transmittal with Substitute Form W-9          Exhibit (a)(1)(ii) to Schedule TO / 13E-3
                                                                      filed by Ernest C. Garcia II on November 26,
                                                                      2001

(a)(9)        Notice of Guaranteed Delivery                           Exhibit (a)(1)(iii) to Schedule TO / 13E-3
                                                                      filed by Ernest C. Garcia II on November 26,
                                                                      2001

(a)(10)       Letter to Brokers, Dealers, Commercial Banks, Trust     Exhibit (a)(5)(i) to Schedule TO / 13E-3 filed
              Companies and Other Nominees                            by Ernest C. Garcia II on November 26, 2001

(a)(11)       Letter to Clients for use by Brokers, Dealers,          Exhibit (a)(5)(ii) to Schedule TO / 13E-3
              Commercial Banks, Trust Companies and Other Nominees    filed by Ernest C. Garcia II on November 26,
                                                                      2001

              EXHIBIT                                                 INCORPORATED BY REFERENCE TO


(a)(12)       Form W-9 Guidelines                                     Exhibit (a)(5)(iii) to Schedule TO / 13E-3
                                                                      filed by Ernest C. Garcia II on November 26,
                                                                      2001

(a)(13)       Summary Advertisement as published in the Wall Street   Exhibit (a)(5)(iv) to Schedule TO / 13E-3
              Journal on November 26, 2001                            filed by Ernest C. Garcia II on November 26,
                                                                      2001

(a)(14)       Amendment No. 1 to Schedule TO / 13E-3                  Amendment No. 1 to Schedule TO / 13E-3 filed
                                                                      by Ernest C. Garcia II on December 4, 2001

(a)(15)       Amendment No. 2 to Schedule TO / 13E-3                  Amendment No. 2 to Schedule TO / 13E-3 filed
                                                                      by Ernest C. Garcia II on December 10, 2001

(a)(16)       Amendment No. 3 to Schedule TO / 13E-3                  Amendment No. 3 to Schedule TO / 13E-3 filed
                                                                      by the Purchaser on December 12, 2001

(a)(17)       Amendment No. 4 to Schedule TO / 13E-3                  Amendment No. 4 to Schedule TO / 13E-3 filed
                                                                      by the Purchaser on December 13, 2001

(a)(18)       Amended and Restated Offer to Purchase, dated           Exhibit (a)(1)(v) to Amendment No. 4 to the
              December 13, 2001                                       Schedule TO / 13E-3 filed by the Purchaser on
                                                                      December 13, 2001

(a)(19)       Amended and Restated Letter of Transmittal*

(a)(20)       Amended and Restated Notice of Guaranteed Delivery*

(a)(21)       Notice to Shareholders*

(a)(22)       Revised Letter to Brokers, Dealers, Commercial Banks,
              Trust Companies and other Nominees*

(a)(23)       Revised Letter to Clients for use by Brokers,
              Dealers, Commercial Banks, Trust Companies and other
              Nominees*

(a)(24)       Press Release dated December 4, 2001                    Exhibit 3 to Solicitation / Recommendation
                                                                      Statement on Schedule 14D-9 filed by the
                                                                      Company on December 7, 2001

              EXHIBIT                                                 INCORPORATED BY REFERENCE TO


(a)(25)       Press Release dated December 10, 2001                   Exhibit 5 to Amendment No. 1 to Solicitation /
                                                                      Recommendation Statement on Schedule 14D-9
                                                                      filed by the Company on December 10, 2001

(b)(1)        Business Loan Agreement, dated October 9, 2001, by      Exhibit 16(b)-1 to Amendment No. 1 to Schedule
              and among Ernest C. Garcia II, Elizabeth Joanne         13E-3 filed by Ernest C. Garcia II on October
              Garcia, Verde Investments, Inc. and Bank One Arizona,   31, 2001
              N.A.

(b)(2)        Form of Promissory Note by UDC Holdings Corp., in       Exhibit (b)(ii) to Amendment No. 4 to the
              favor of Verde Investments, Inc.                        Schedule TO / 13E-3 filed by the Purchaser on
                                                                      December 13, 2001

(c)(1)        U.S. Piper Jaffray Presentation Materials               Exhibit 6 to Amendment No. 2 to Solicitation /
              dated December 6, 2001                                  Recommendation Statement on Schedule 14D-9
                                                                      filed by the Company on December 13, 2001

(c)(2)        U.S. Bancorp Piper Jaffray Fairness Opinion             Exhibit 7 to Amendment No. 2 to Solicitation /
                                                                      Recommendation Statement on Schedule 14D-9
                                                                      filed by the Company on December 13, 2001

(d)(1)        "Proposal to be Voted On Item No. 2 - Issuance of       Proxy Statement filed by the Company on
              Warrants" from the Proxy Statement relating to the      November 13, 2001
              Company's 2001 Annual Meeting

(d)(2)        Stock Purchase Agreement, dated January 9, 2001, by     Exhibit 16(d)-1 of Schedule 13E-3 filed by
              and among Harris Associates, L.P., Ernest C. Garcia,    Ernest C. Garcia II on January 25, 2001.
              II and Cygnet Capital Corporation.

(d)(3)        Stock Purchase Agreement, dated January 9, 2001, by     Exhibit 16(d)-2 of Schedule 13E-3 filed by
              and among Harris Associates, L.P., Ernest C. Garcia,    Ernest C. Garcia II on January 25, 2001.
              II and Cygnet Capital Corporation.

(d)(4)        Loan Agreement, dated January 11, 2001, by and          Exhibit 16(d)-3 of Schedule 13E-3 filed by
              between Ugly Duckling Corporation and Verde             Ernest C. Garcia II on January 25, 2001.
              Investments, Inc.

(d)(5)        Form of Warrant Agreement, dated July 25, 2001, by      Exhibit 16(d)-4 of Schedule 13E-3 filed by
              and between Ugly Duckling Corporation and Verde         Ernest C. Garcia II on January 25, 2001.
              Investments, Inc.

              EXHIBIT                                                 INCORPORATED BY REFERENCE TO


(d)(6)        Consumer Pledge and Security Agreement, dated           Exhibit 16(d)-5 of Schedule 13E-3 filed by
              September 27, 1999, by and between Ernest C. Garcia,    Ernest C. Garcia II on January 25, 2001.
              II, Joanne E. Garcia and Bank One, Arizona, N.A.

(d)(7)        Stock Pledge Agreement, dated November 28, 2000, by     Exhibit 16(d)-6 of Schedule 13E-3 filed by
              and between Ernest C. Garcia II, Joanne E. Garcia,      Ernest C. Garcia II on January 25, 2001.
              Arbco Associates, L.P. and Kayne Anderson Capital
              Income Partners, L.P.

(d)(8)        Professional Account Agreement, dated April 12, 1999,   Exhibit 16(d)-7 of Schedule 13E-3 filed by
              by and between Verde and The Bear Stearns Companies,    Ernest C. Garcia II on January 25, 2001.
              Inc.

(d)(9)        Professional Account Agreement, dated August 20,        Exhibit 16(d)-8 of Schedule 13E-3 filed by
              1999, by and between Verde Reinsurance and The Bear     Ernest C. Garcia II on January 25, 2001.
              Stearns Companies, Inc.

(d)(10)       Non-Qualified Stock Option Agreement, dated March 2,    Exhibit 16(d)-9 of Schedule 13E-3 filed by
              1999, between Ernest C. Garcia II, and Ugly Duckling    Ernest C. Garcia II on January 25, 2001.
              Corporation.

(d)(11)       Letter Agreement, dated March 15, 2001, by and among    Exhibit 6 of Amendment No. 5 to Schedule 13D
              Ernest C. Garcia II, Elizabeth Joanne Garcia, Arbco     filed by Ernest C. Garcia on April 2, 2001
              Associates, L.P. and Kayne Anderson Non-Traditional
              Investments, L.P.

(d)(12)       Stock Pledge Agreement, dated March 15, 2001, by and    Exhibit 7 of Amendment No. 5 to Schedule 13D
              among Ernest C. Garcia II, Elizabeth Joanne Garcia,     filed by Ernest C. Garcia on April 2, 2001
              Arbco Associates, L.P. and Kayne Anderson
              Non-Traditional Investments, L.P.

(d)(13)       Memorandum of Understanding dated December 9, 2001      Exhibit (d)(xi) to Amendment No. 4 to the
                                                                      Schedule TO / 13E-3 filed by the Purchaser on
                                                                      December 13, 2001

(d)(14)       Agreement and Plan of Merger dated December 10, 2001    Exhibit 4 to Amendment No. 1 to Solicitation /
              by and among the Company, UDC Acquisition Corp., UDC    Recommendation Statement on Schedule 14D-9
              Holdings Corp., Ernest C. Garcia II and Gregory B.      filed by the Company on December 10, 2001
              Sullivan

              EXHIBIT                                                 INCORPORATED BY REFERENCE TO


(e)           Selected Sections of the Company's Proxy Statement      Exhibit 2 to Solicitation / Recommendation
              dated November 14, 2001                                 Statement on Schedule 14D-9 filed by the
                                                                      Company on December 7, 2001

(f)           Section 262 of the Delaware General Corporation Law     Appendix B to the Amended and Restated Offer
                                                                      to Purchase dated December 13, 2001
(g)           None.

(h)           None.


* To be filed by amendment.